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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Commission File Number:  33-73988
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                  THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP
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             (Exact name of registrant as specified in its charter)


              200 East Long Lake Road, Suite 300, P.O. Box 200,
                  Bloomfield Hills, Michigan, (248) 258-6800
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Unsecured Debt Securities (including 7.31% MTNs due 10/18/2000, 7.5% MTNs due 6/15/2002, 8.0% MTNs due 7/30/2001, 7% Notes due 10/1/2003, and 8% Notes due
6/15/99)
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            (Title of each class of securities covered by this Form)

                                      N/A
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


                      Rule 12g-4(a) (1) (i)        [     ]
                      Rule 12g-4 (a) (1) (ii)      [     ]
                      Rule 12g-4 (a) (2) (i)       [     ]
                      Rule 12g-4 (a) (2) (ii)      [     ]
                      Rule 12h-3(b) (1) (i)        [     ]
                      Rule 12h-3(b) (1) (ii)       [     ]
                      Rule 12h-3(b) (2) (i)        [     ]
                      Rule 12h-3 (b) (2) (ii)      [     ]
                      Rule 15d-6                   [  X  ]

Approximate number of holders of record as of the certification or notice date:  1
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Pursuant to the requirements of the Securities Exchange Act of 1934, The Taubman
Realty Group Limited Partnership has caused this certification notice to be signed on its behalf by the undersigned duly authorized person.

By: Taubman Centers, Inc., Managing General Partner of The Taubman Realty Group Limited Partnership

     By:  /s/ Esther R. Blum
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     Esther R. Blum
     Vice President, Controller and Chief Accounting Officer

Date:  January 28, 1999